Exhibit 5

                         (Letterhead of Carey Langlois)


Amdocs Limited
Tower Hill House
The Bordage
St. Peter Port
Guernsey


November 30, 1999


RE:       REGISTRATION STATEMENT ON FORM S-8


Dear Sirs:

We have acted as counsel to Amdocs Limited, a corporation organised under the laws of Guernsey, Channel Islands ("the Company"), in connection with the preparation of its Registration Statement on Form S-8 ("the Registration Statement"), filed under the Securities Act of 1933, as amended, relating to the registration of an aggregate 1,108,524 of its ordinary shares, (pound)0.01 par value ("the Shares"), issuable upon the exercise of stock options granted under the ITDS 1996, 1997, 1998 and 1999 Stock Incentive Plans ("the ITDS Plans").

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the ITDS Plans and the Articles of Association and Memorandum of Association of the Company.

Based upon such examination, we are of opinion that:

1. The Company has been duly organized and is validly existing as a corporation under the laws of Guernsey, Channel Islands.

2. When issued and sold upon the exercise of options granted or pursuant to awards made in accordance with the terms of the ITDS Plans as contemplated by the Registration Statement, each of the Shares will be validly issued, fully paid and non-assessable.

We express no opinion on any law other than the law of Guernsey.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


Yours faithfully,


  /s/ N.T. CAREY
N.T. Carey